Exhibit 99.1

AUXILIUM PHARMACEUTICALS, INC. ANNOUNCES

30 MONTH XIAFLEX® SAFETY UPDATE

-Safety Profile Consistent with Clinical Trials after

Approximately 27,000 injections administered in U.S. through July 31, 2012-

MALVERN, PA, (September 5, 2012) — Auxilium Pharmaceuticals, Inc. (NASDAQ: AUXL), a specialty biopharmaceutical company, today announced a safety update following 30 months of post-approval use in the U.S. of XIAFLEX® for the treatment of adult Dupuytren’s contracture patients with a palpable cord.  After approximately 27,000 injections administered to approximately 21,000 patients in the U.S., there was no clinically meaningful change in the nature of events expected relative to the clinical trial safety profile.

From February 2, 2010 through July 31, 2012, approximately 1,454 adverse events have been reported to the Company. Of those reported events, the most commonly reported events were laceration, peripheral edema (swelling) and contusion (bruising). Adverse event reporting requirements post-approval are different from requirements for reporting such events during a clinical trial.  See “About Voluntary Safety Reporting” below.

In the phase III clinical trials for registration, three (0.3%) subjects experienced a tendon rupture and one (0.1%) subject experienced ligament damage (pulley rupture) following XIAFLEX treatment of 1,082 subjects in the safety database.  In the U.S. post-marketing period, 19 tendon ruptures (0.09%) and 3 ligament injuries (0.01%) from approximately 21,000 patients treated with commercial drug were reported.  Additionally, there has been a single report of complex regional pain syndrome (0.005%), that resolved within approximately 3 months, and a single case of residual stretch neuropraxia (numbness without pain) (0.005%) with full finger extension and remote from the injection site. Since launch, nearly 2,000 U.S. physicians have injected palpable cords in Dupuytren’s contracture patients with XIAFLEX.

“Based on reported events, we believe that XIAFLEX continues to demonstrate a safety profile in post-approval use that is potentially better than what we saw in the clinical trials,” said Dr. James P. Tursi, Chief Medical Officer of Auxilium.   “In particular, we believe that the continuing low numbers of tendon and ligament damage reported since XIAFLEX has been commercially available in the U.S. indicate that the training program implemented by the Company is working and the learning curve for health care providers using XIAFLEX appears to be short.”

About Voluntary Safety Reporting

Auxilium is committed to patient safety.  With any voluntary safety reporting system, such as that in the U.S., there are limitations regarding interpretation of the data. The system relies on reporting of events from physicians, patients, and other healthcare providers.  Auxilium employees also are trained to report events of which they are made aware.  The above estimates are based upon voluntary reporting and reflect all information available to Auxilium from February 2, 2010 thru July 31, 2012 for the use of XIAFLEX in adult patients with Dupuytren’s contracture with a palpable cord in the U.S.

About Auxilium

Auxilium Pharmaceuticals, Inc. is a specialty biopharmaceutical company with a focus on developing and marketing products to predominantly specialist audiences. Auxilium markets Testim® 1% (testosterone gel) for the topical treatment of hypogonadism in the U.S. and XIAFLEX® (collagenase clostridium histolyticum (CCH)) for the treatment of adult DC patients with a palpable cord. GlaxoSmithKline LLC co-promotes Testim with Auxilium in the U.S.  Ferring International Center S.A. markets Testim in certain countries of the EU and Paladin Labs Inc. markets Testim in Canada. Pfizer has marketing rights for XIAPEX® (the EU tradename for collagenase clostridium histolyticum) in 46 countries in Eurasia; Asahi Kasei Pharma Corporation has development and commercial rights for XIAFLEX in Japan; and Actelion Pharmaceuticals Ltd has development and commercial rights for XIAFLEX in Canada, Australia, Brazil and Mexico. Auxilium has three projects in clinical development. XIAFLEX is in phase III of development for the treatment of Peyronie’s disease. CCH is in phase IIa of development for the treatment of Frozen Shoulder syndrome (adhesive capsulitis) and phase Ib of development for the treatment of cellulite (edematous fibrosclerotic panniculopathy). Auxilium also has rights to pursue additional indications for XIAFLEX. For additional information, visit http://www.auxilium.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This release contains “forward-looking-statements” within the meaning of The Private Securities Litigation Reform Act of 1995, including statements regarding the potential for adverse events when using XIAFLEX for the treatment of Dupuytren’s contracture in the future;  the potential for the safety profile of XIAFLEX in post-approval use to be better than in the clinical trials; the effectiveness of the XIAFLEX training program; products in development for Peyronie’s disease, Frozen Shoulder syndrome and cellulite; and the potential for XIAFLEX to be used in multiple indications.

Forward-looking statements often address Auxilium’s expected future financial position or business strategy and plans and objectives of management for future operations. Forward-looking statements provide Auxilium’s current expectations or forecasts of future events. Auxilium’s performance and financial results could differ materially from those reflected in these forward-looking statements due to various risks and uncertainties.

A more detailed list and description of the risks and uncertainties that Auxilium faces may be found under the heading “Risk Factors” in Auxilium’s Annual Report on Form 10-K for the year ended December 31, 2010 and Form 10-Q for the quarter ended June 30, 2012, which are on file with the Securities and Exchange Commission. Given these risks and uncertainties, any or all of the forward-looking statements contained in this release may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements. Auxilium undertakes no obligation to update publicly any forward-looking statement.

Auxilium Contacts:
James E. Fickenscher / CFO	William Q. Sargent, Jr. / V.P., IR
Auxilium Pharmaceuticals, Inc.	Auxilium Pharmaceuticals, Inc.
(484) 321-5900	(484) 321-5900
jfickenscher@auxilium.com	wsargent@auxilium.com